Exhibit 10.1

CONSULTING AND FINANCIAL ADVISORY AGREEMENT

CONSULTING AND FINANCIAL ADVISORY AGREEMENT, dated as of October 15, 2007 (the “Agreement”), by and between Ascendia Brands, Inc., with principal offices at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619 (“ABI” or the “Company”), Carl Marks Advisory Group LLC (“CMAG” or “Consultant”) and Carl Marks Securities LLC, a registered broker/dealer (“CMS”), each with principal offices at 900 Third Avenue, New York, NY 10022.

WHEREAS, ABI desires to engage the financial and management consulting services of CMAG and the financial advisory services of CMS, subject to the terms and conditions hereinafter set forth; and

WHEREAS, CMAG and CMS has agreed to provide such financial and management consulting services and financial advisory services subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement: ABI engages CMAG, and CMAG agrees to serve, as a financial restructuring and management consultant for ABI. Mark L. Claster, a Partner of CMAG, will serve as the project partner on this engagement with Douglas A. Booth, a Partner of CMAG, serving as the review partner. Messrs. Claster and Booth shall supervise this engagement with whatever additional resources from CMAG are reasonably required. ABI understands and acknowledges that CMAG and Messrs. Claster and Booth have and will continue to have other engagements during the term of this Agreement.

2. Scope:

Phase I - (October 15, 2007 - December 15, 2007)

A. CMAG will provide consulting and management services, (the “Operational Advisory Services”) to ABI by assisting in the development and creation of a restructuring plan, (the “Plan”) to be presented to the Company and the Restructuring Committee of ABI’s Board of Directors (the “RC”), and thereafter the Board of Directors (the “BOD”). The Plan will include the incorporation of cost savings, profit improvement plans, capital restructuring and financing alternatives, as well as other strategic alternatives intended to maximize stakeholder value and create a properly leveraged entity. CMAG will provide such services utilizing qualified personnel that will include, but not be limited to, the following:

CMAG will provide Managing Director, Jack Wissman, to serve in the capacity of Interim Chief Financial Officer to perform the Chief Financial Officer duties of ABI, including without limitation (i) assuming responsibility for overseeing the compilation of any Quarterly Report on Form 10-Q, Annual Report on Form 10-K or other disclosure document required to be filed during the term of this Agreement, (ii) liaison with the Company’s independent auditor (BDO Seidman LLP) and auditing consultants, (iii) liaison with regulatory bodies, including the American Stock Exchange and the U.S. Securities & Exchange Commission, (iv) operational supervision of the Company’s Finance Department and maintenance of appropriate internal controls therein, and (v) such other duties as the Company may from time to time specify, consistent with the position of Chief Financial Officer as well as to assist ABI in creating and developing the Plan.

In performing the Operational Advisory Services, Doug Booth, Partner will lead the development of the Plan and CMAG will provide additional personnel as required to assist in the creation of the Plan, including Managing Director, Edward Dwyer, to assist with the manufacturing components of the Plan and Managing Director, Jim Wiesen, to work on a full-time basis in the finance function providing additional capability in critical areas such as:

•	cash control and monitoring;

•	cost analysis in support of the restructuring initiatives; and

•	projecting the performance implications of operations related restructurings.

Additionally, Mr. Wiesen will respond to and support the CFO and the VP of Finance in the performance of their respective duties.

In its performance of the development and creation of the Plan, CMAG will also complete an assessment of the business which will include but not be limited to:

•	Analyze the Company’s financial and capital needs in detail including all significant underlying assumptions;

o	Review past performance and current financial trends

o	Review revenue assumptions by business segment, customer, channel and product category, considering competitive factors, pricing pressures and recent trends

o	Review orders/backlog and program commitments and compare to forecasts and historical experience

o	Review margin assumptions

o	Review cost assumptions including current run rates, cost reduction programs already in progress, prospective cost reduction programs, etc.

o	Review balance sheet and liquidity assumptions

•	Review 13-week cash flow forecasts to understand and refine the liquidity outlook;

•	Review existing projections, internal budget, current performance, variances, monthly and quarterly financials;

•	Review the Company’s overall business plan and financial projections, current execution to the plan and expected efficiencies and cost savings;

•	Report to the Company and/or the RC on the progress of the Plan at such time as the Company and/or the RC request;

•	Assist with further identification of actionable opportunities, cost related or otherwise, intended to improve the Company’s performance;

•	Assist the Company in evaluating optimal capital structures including, but not limited to, participating in negotiations with all current and potential participants in the Company’s capital structure;

•	Communicate and interface with the Company’s creditors and stakeholders;

•

Assist with the development and review of the business plan and organizational business model for the Company intended to optimize its current asset utilization to provide profitability and overall performance improvement;

•	Support the Company’s restructuring initiatives; execute the proposed business plan and organizational model;

•	Develop an initial model of the restructured business (2009 outlook) along with the estimated restructuring costs and timeframe;

•

If required, assist in the preparation of (i) a petition under Chapter 11 of the U.S. Bankruptcy Code and schedules related thereto, and (ii) a plan of reorganization within the context of a Chapter 11 proceeding; and

•	Perform other tasks and duties related to this engagement as are reasonably directed by the Company and acceptable to CMAG.

B. CMAG will provide additional services to the Company related to its financial restructuring activities, (“Financial Advisory Services”), including advising the RC and Company generally of available capital and debt restructuring alternatives (the “Debt Restructuring”) and financing alternatives (the “Financing”) and assisting in discussions and negotiations with creditors and other third parties to pursue strategic alternatives intended to maximize stakeholder value. Such activities will include:

•	Advise as to any potential strategic or financial investors who would be willing to work with the Company to fund its restructuring plans;

•	Assist the Company in obtaining covenant relief including forbearance and any other means;

•	Negotiate any debt restructuring proposals from creditors and terms thereof;

•	Assist the Company in obtaining any and all forms of capital on terms acceptable;

•	Advise the Company on all strategic alternatives including a sale of assets and balance sheet restructuring; and

•	Negotiate and facilitate discussions among the creditors to achieve consensus around a restructuring plan.

Such activities shall also include CMAG advising the Company in determining, if appropriate, the best means and timing to effect a sale, merger, financing, restructuring, joint venture or other combination or disposition of the Company, its assets and/or its stock, or any portion thereof, whether owned directly or indirectly, in one or more transactions (each a “Transaction”) with any person or entity (including, among others, former or existing creditors, investors, affiliates, employees and/or shareholders), (all of the foregoing being considered “Constituents”). To facilitate any such Transactions, if and when appropriate, CMAG will develop a list of potential acquirers, investors and/or strategic partners (jointly referred herein as “Investors”) and, subject to the Company’s consent in each case, interact with such Investors in an effort to create interest in one or more Transactions. CMAG will prepare an offering memorandum (“Offering Memorandum”) (with input from the Company) to provide to interested Investors. CMAG’s services will include, but will not be limited to, developing a coordinated sales effort (including an auction process, if appropriate), and assisting in the negotiation and structuring of the financial aspects of each proposed Transaction. As appropriate, CMAG will submit and discuss the Offering Memorandum with interested parties, will coordinate the negotiating process with the Company and its other advisors, will actively participate in negotiations, and otherwise reasonably assist the Company in effectuating each Transaction, provided that the Company shall have the absolute discretion to agree whether, and on what terms, to implement any such Transaction. To the extent that CMAG determines that any services under this section involve an offering of securities, such services will be provided by CMS, its broker dealer affiliate.

Phase II - (Beginning December 15, 2007 through the Term of the Agreement)

CMAG will continue to provide ongoing Financial Advisory Services to ABI as contemplated hereby as well as to continue to provide Jack Wissman to serve in the role of Interim Chief Financial Officer.

3. Term: The term of this Agreement shall commence as of the date of this Agreement and shall continue until the engagement is completed unless canceled with or without cause by either party on ten (10) business days prior written notice, in which event the Term shall cease and all compensation and expenses for periods prior thereto and then owing to CMAG pursuant to Sections 4 and 5 below shall be immediately due and payable. If at any time during the Residual Period (as defined below), ABI completes a Transaction, Financing or Debt Restructuring with any Covered Party (defined in Section 9), and a closing of any Transaction, Financing or Debt Restructuring occurs within the Residual Period, ABI shall pay CMAG the applicable compensation and expenses pursuant to Section 4 and 5 below, payable within ten (10) days following the closing of any Transaction, Financing, or Restructuring. The “Residual Period” shall extend from one (1) year from the date of termination of this Agreement.

4. Compensation:

Phase I: A. For work performed by CMAG as described in Section 2 A. above, ABI shall pay CMAG a fixed monthly fee of $235,000 for the Operational Advisory Services described above and for Jack Wissman as Interim Chief Financial Officer. No amount shall be due under this paragraph for months beginning after the expiration or termination of the Term.

B. For work performed by CMAG as described in Section 2 B. above, ABI shall pay CMAG a fixed monthly fee of $90,000 for the Financial Advisory Services described aboveSuch fees shall be payable in advance commencing from the date of this Agreement and each subsequent month thereafter. . No amount shall be due under this paragraph for months beginning after the expiration or termination of the Term.

C. In addition, CMAG shall be entitled to a success fee (“Success Fee”) as hereinafter described:

In the event that ABI closes on one or more Financings, Debt Restructurings or Transactions during the Term or within the Residual Period, ABI shall pay CMAG a Success Fee which shall be earned in full when each such Financing is completed with any party during the pendency of this Agreement or within one year after the Agreement is terminated (except as otherwise provided below and only as to a Covered Party during the Residual Period). The “Success Fee” shall be paid in cash and equal to the sum of the Financing, Debt Restructuring Fees and Transaction Success Fees, in an aggregate amount not to exceed $3.5 million, which shall be defined as follows:

(i)

Debt Restructuring Fee. In the event of a closing of a Restructuring, ABI shall pay CMAG a Debt Restructuring Fee in the amount of the greater of (a) $500,000 or (b) 1.5% of the total amount of debt that was restructured.

(ii)

Financing Success Fee. In the event that ABI closes on one or more Financings, ABI shall pay CMAG an additional fee equal to one 1.0% of the stated facility amount of any senior debt or debtor in possession Financing raised and three 3.0% percent of the stated facility amount of any junior, subordinated or mezzanine debt Financing raised. However, ABI shall not owe CMAG a fee on any portion of the Financing provided by Prentice Capital Management LP or any of its affiliates or related parties. To the extent that CMS performs services as provided under Section 2, Phase I B above, all such fees earned under this section will be payable to CMS.

(iii)	Transaction Success Fee. In the event of a closing on any Transaction, ABI shall pay CMAG a Transaction Success Fee in the amount equal to 1.5% of the Transaction Value of each Transaction.

It is also possible that one or more providers of debt Financing may require that part of the Financing include additional equity as condition of closing on the debt to be provided. In that event, or in the event that ABI elects to have capital infused in the form of equity, then ABI shall pay CMAG a Transaction Success Fee equal to 5.0% of the total commitment of any equity. ABI shall not owe CMAG a fee on any portion of the

Financing provided by Prentice Capital Management LP or any of its affiliates or related parties.

Notwithstanding anything to the contrary in this Agreement, ABI shall not owe more than one fee under (i), (ii), or (iii) above with respect to the same event and the paragraph as to which such fee is payable shall be determined in good faith by the Company (as approved by the BOD) whose determination shall be binding.

For the purposes of this Agreement, “Transaction Value” shall mean total consideration paid or payable (e.g. cash, stock, or other securities, consulting agreements, earn outs, deferred or escrowed consideration and/or notes) to the company and/or its shareholders; plus the total book value of any indebtedness for money borrowed, directly or indirectly assumed, forgiven, repaid, refinanced, restructured, retired, extinguished or acquired as a result of the Transaction or that otherwise remains outstanding as of the closing of the Transaction. If the value of any portion of the Transaction is not readily determinable, then the Company (in consultation with the BOD) and CMAG will determine a dollar equivalent by agreement before the closing. Any amounts to be paid contingent upon future events shall be estimated in a manner agreeable to you and us, except that amounts held in escrow shall be deemed paid when actually paid out of escrow. To the extent that any amounts under the foregoing definition of Transaction Value would be double counted (e.g., payments to the Company for purposes of repayment of indebtedness), such amounts shall not be included more than once in the calculation of Transaction Value and the amount so included shall be determined by the Company (as approved by the BOD) and CMAG pursuant to good faith discussions and agreement.

For purposes of determining the amount of any Success Fee payable hereunder, (i) in the case of a Transaction Success Fee or Financing Success Fee payable in connection with any transaction not involving a Debt Restructuring, one hundred percent (100%) of all monthly fees paid during the term of this agreement and under the Prior Agreement shall be credited against the amount of such Success Fee, and (ii) in all other cases, fifty percent (50%) of any monthly fees paid during the first six (6) months of this agreement and one hundred percent (100%) of all fees payable thereafter shall be credited against the amount of such Success Fee.

Phase II: C. For work performed by CMAG as described in Section 2, Phase II above, ABI shall pay CMAG a fixed monthly of $165,000 for the Financial Advisory Services and only for Interim Chief Financial Officer services. Such fees shall be payable in advance commencing from the start date of Phase II and each subsequent month thereafter. No amount shall be due under this paragraph for months beginning after the expiration or termination of the Term.

D. If the Company (as approved by the BOD) requests CMAG to provide continued Operational Advisory Services after December 15th, 2007, ABI and CMAG shall mutually agree upon the terms and compensation of such services to be performed in advance of those services being performed.

To the extent the Company (as approved by the BOD) requests CMAG (or CMS) to perform additional services not contemplated by this Agreement, such services and the fees for such services, shall be mutually agreed-upon by CMAG (or CMS) and the Company (as approved by the BOD) in writing in advance of those services being performed.

5. Expenses: CMAG and CMS shall be entitled to reimbursement for all reasonable expenses incurred by it in the performance of its duties (the “Expenses”) upon presentation of appropriate documentation therefor. Such Expenses shall include, but not be limited to, transportation of any of CMAG or CMS senior personnel, employees or associates on business related to the engagement, all legal expenses without limitation, cost of hotels, meals, etc. Such Expenses shall also include, but not be limited to, all reasonable legal fees incurred by CMAG or CMS in connection with the performance of the services contemplated by this Agreement, provided that ABI first consents to the retention of such counsel for such services (which consent shall not be unreasonably withheld or delayed). All Expenses shall be reimbursed upon receipt of invoices therefor, which shall be submitted promptly after the end of each week in which consulting services are provided.

6. Indemnification: ABI shall indemnify CMAG and CMS and hold them harmless for all acts or omissions, and all decisions made, by either or both of them (other than as a result of gross negligence or willful misconduct) while performing services for ABI hereunder and agrees to pay directly, upon presentation thereof, all statements or invoices for all fees and expenses, including reasonable attorneys’ fees incurred by either or both of them in connection with the defense of any such claims based on their alleged acts, omissions or decisions (other than made or taken through gross negligence or willful misconduct or violation of law or bad faith), including any suit or proceeding relating thereto and any appeal therefrom and the costs of any settlement thereof (“Claim”), provided that with respect to costs incurred in any appeal of a judgment, ABI first consents to appealing such judgment (which consent shall not be unreasonably withheld or delayed) not withstanding anything to the contrary in Section 5. CMAG and CMS shall have the sole right to select counsel of its choosing and control the defense of any such Claim, but ABI shall have the right to accept or reject the settlement of any Claim for which indemnification is sought by them hereunder (which acceptance or rejection shall not be unreasonably withheld or delayed). For purposes of this Section “CMAG” and “CMS” include their members, officers, directors, employees and/or agents, and their affiliates and each of their respective shareholders, members, officers, directors, employees and/or agents. The provisions of this Section 6 shall survive the term of this Agreement. The indemnity provided hereunder shall not limit any duties or obligations that individuals may have in the performance of officer duties for the Company under this Agreement.

7. Proprietary Work Product and Confidential Company Information: ABI acknowledges and agrees that any work product produced by CMAG or CMS are for the sole use of ABI and is not intended for distribution to, or to be relied upon by, any third parties. The foregoing shall not limit or restrict or affect any disclosures that the Company determines are appropriate to be made under applicable securities laws or rules or the rules or regulations of any securities exchange and shall not limit or restrict or affect any obligation that any persons performing services hereunder may have in fulfilling an officer role (e.g., Chief Financial Officer) for the Company and shall in now way restrict the ability of the Company to share any such work product with its accountants, auditors, advisors, attorneys, officers, directors, board or board committees or others who the Company (or the RC or BOD) determines have a reason to know such information in connection with their dealings with the Company.

In addition, CMAG and CMS acknowledge and agree that as a result of the services to be provided hereunder, the persons performing such services may acquire knowledge and information of a secret and confidential nature. CMAG and CMS further acknowledge and agree that this information constitutes valuable property of ABI generally not being disseminated or made known to persons or organizations outside ABI at all, or if made known, being done so only under specific and restrictive conditions such as to ensure that it does not become readily available to the public, and also that confidential information of others may be received by ABI with restrictions on its use and disclosure. Accordingly, CMAG and CMS each agree that:

(i)

CMAG and CMS and any person performing any services for either or both of them hereunder shall not, during the term of this Agreement or at any time thereafter, disclose to anyone outside ABI or use in other than ABI’s business any secret or confidential information of ABI or its subsidiaries or affiliates, except as authorized by ABI. ABI information that is not readily available to the public shall be considered secret and confidential for the purpose of this Agreement and shall include, but not be limited to, information relating to ABI, its subsidiaries and affiliates, customers, processes, products, apparatus, data, compounds, business studies, business and contracting plans, business procedures and finances;

(ii)

CMAG and CMS and any person performing any services for either or both of them hereunder shall not, during the term of this Agreement or at any time thereafter, disclose to any other person or use secret or confidential information of others that, to their knowledge, has been disclosed to ABI with restriction on the use or disclosure thereof, in violation of those restrictions;

(iii)

CMAG and CMS and any person performing any services for either or both of them hereunder shall not, during the term of this Agreement or at any time thereafter, disclose to ABI or induce ABI to use, without prior permission of the owner, any secret or confidential information or material of others of which they are or may become possessed; and

(iv)

Notwithstanding the foregoing, CMAG and CMS and any person performing services for either or both of them hereunder shall not be liable for the disclosure of information that may otherwise be deemed confidential hereunder:

(a)	if the information is in, or becomes part of, the public domain, other than by disclosure of the information by CMAG or CMS; or

(b)	if the information is furnished to a third party by ABI without restriction on the third party’s right to disseminate the information; or

(c)	if CMAG or CMS can document that the information is already of record in their files at the time of disclosure, or is disclosed to them by a third party as a matter of right; or

(d)	if the information is disclosed with ABI’s written approval; or

(e)

if the information is compelled to be revealed via subpoena, civil investigative demand or other judicial or administrative process, provided that in such event CMAG or CMS shall provide the Company (unless prohibited from so doing) with as much advance notice as is practicable so that the Company may seek an appropriate protective order, and shall limit disclosure strictly to those items of information as to which disclosure is required.

The provisions of this Section 7 shall survive the term of this Agreement.

8. Client Cooperation; Reliance on Client’s Information: ABI acknowledges and agrees that the ability of CMAG and CMS to perform its services under this Agreement requires the full cooperation and assistance of ABI and its personnel. Accordingly, ABI covenants and agrees to furnish to CMAG and CMS all information, documents and other materials reasonably requested by CMAG and CMS and to make available to them for meetings, conference calls and otherwise, upon reasonable notice, all personnel designated by them to enable them to receive on a timely basis, in writing and verbally, all information reasonably requested by them related to its engagement under this Agreement. ABI acknowledges and agrees that CMAG and CMS, in performance of their duties under this Agreement, will be relying on the truth, completeness and accuracy of the written documentation delivered and the verbal communications made by ABI and its representatives to CMAG and CMS and their representatives in connection with all matters relating to their engagement under this Agreement.

9. Covered Parties: Within 30 days after the effective date of any termination or expiration, CMAG, CMS and the Company shall mutually determine, in good faith, and shall set forth in a written memorandum, a list of all parties who have had substantive discussions with the Company concerning the Transaction, Financing or Debt Restructuring, prior to the receipt of the notice of termination. Each listed party shall be considered a “Covered Party” and collectively shall be considered the “Covered Party” for purposes of Sections 3 and 4, provided that unless otherwise agreed, any person introduced to CMAG by ABI shall not be a “Covered Party” for purposes of this Agreement.

10. Conflicts of Interest: Nothing contained in this Agreement or otherwise, shall diminish or impair the right of CMAG or CMS to accept engagements, directly or indirectly, to ABI’s lenders or other professionals provided such engagements do not involve the relationship of the lenders or other professionals to ABI. The confidentiality provisions of this agreement shall not be superceded or limited as a result of this paragraph 10 and no obligations of CMAG or CMS hereunder (or their personnel performing services hereunder) shall be limited as a result of this paragraph 10.

11. Limitation on CMAG and CMS Liability: To the extent permitted by applicable law, if CMAG or CMS fails to perform its obligations under or is otherwise in breach of or default under this Agreement, the maximum liability of either or both of them in respect thereof shall be limited to an amount equal to the aggregate of all fees and expenses paid to them pursuant to this Agreement. The foregoing shall not limit any liability resulting from gross negligence, willfull misconduct, violation of law or bad faith and shall not limit any duties or obligations that may exist by virtue of fulfilling an officer-related role for the Company (e.g., Chief Financial Officer).

12. Notices: All notices, requests, demands and other communications provided for by this Agreement shall be in writing addressed to the parties at the address for such party first set forth above, and shall be transmitted by either facsimile (fax), personal or overnight courier delivery or by certified mail. All notices, etc. shall be deemed given when received by the party to whom it is addressed.

13. Successors and Assigns: This Agreement shall inure to the benefit of, and be binding upon, each of ABI and CMAG, CMS and their respective successors and assigns. Neither party may assign its rights and/or obligations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, and which shall not be withheld in connection with a sale or change of control transaction as to any deemed assignment that results therefrom.

14. Applicable Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York as if the contract were performed wholly within the state.

15. Amendments: No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall be effective unless in writing signed by the parties hereto, and, in any event, shall be effective only in the specific instance and for the specific purpose for which given.

16. No Waiver; Cumulative Remedies: No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

17. Headings: Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19. Waiver of Jury Trial: Each of the parties to this Agreement hereby waives its right to a jury trial with respect to any claim, action, suit or proceeding made or brought by one of the parties against the others in connection with or arising under this Agreement.

20. Publication: Subject to the prior public disclosure of the completion of a Financing or Transaction, CMAG and CMS may, at their expense, place an announcement in such newspapers, periodicals, electronic publications and other print as they may choose stating that either or both of them have acted as a consultant for the Company in connection therewith.

21. Independent Contractor Relationship: CMAG and CMS shall serve as independent contractors to ABI pursuant to the terms and conditions of this Agreement. This Agreement does not create and shall not be construed to create a relationship of principal and agent, joint venturer, co-partners, employer and employee, master and servant or any similar relationship between CMAG, CMS and ABI, and the parties hereto expressly deny the existence of any such relationship. The foregoing shall not limit any obligations or duties that CMAG or CMS may have, and that their personnel may have, as a result of fulfilling officer level position (e.g., Chief Financial Officer) for the Company.

22. Search Fees: Should CMAG introduce any individual to ABI, and ABI subsequently hires that individual, ABI shall pay CMAG an additional fee equal to 25% of the total first year’s compensation package of that individual. If ABI subsequently hires any CMAG or CMS personnel, members, officers, directors, employees and/or agents, ABI shall pay CMAG or CMS an additional fee equal to 100% of that individual’s total prior year’s compensation package.

23. Entire Agreement. This Agreement incorporates the entire understanding of the parties, and amends and supersedes all prior agreements of the parties, with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ASCENDIA BRANDS, INC.

By:	/s/ Andrew Sheldrick
Andrew Sheldrick
General Counsel

As approved by the Restructuring Committee of
the Board of Directors of the Company

CARL MARKS ADVISORY GROUP LLC

By:	/s/ Mark L. Claster
Mark L. Claster
Partner

CARL MARKS SECURITIES LLC

By:	/s/ Mark L. Claster
Mark L. Claster
President and CCO